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                                                                   Exhibit 10.10


                                LICENSE AGREEMENT

This License Agreement, (the "Agreement"), Number 0011, with an "Effective Date" of January 31, 1999, is made by and between MoSys, Inc., a California corporation, with its principal place of business at 1020 Stewart Drive, Sunnyvale, California 94086, U.S.A. (hereinafter referred to as "MoSys"), and NEC Corporation, a Japanese corporation with its principal place of business at 7-1, Shiba, 5-chome, Minato-ku, Tokyo 108-8001, Japan (hereinafter referred to as "Licensee").

WHEREAS, MoSys has developed and is developing certain semiconductor technology; and

WHEREAS, Licensee desires to license from MoSys portions of such technology for use in the manufacture of semiconductor devices of Licensee;

NOW, THEREFORE, IN CONSIDERATION OF THE FOREGOING AND THE MUTUAL COVENANTS CONTAINED HEREIN, THE PARTIES AGREE AS FOLLOWS:


1. DEFINITIONS

For purposes of this Agreement the following terms shall have the meanings set forth below:

1.1 "DESIGN" means any integrated circuit, integrated circuit mask, design database or graphical representation of a design database containing representations of the LICENSED PRODUCT or designed with data from the LICENSED PRODUCT from MoSys in any of its various formats, including but not limited to: circuit schematics, ASCII or binary data, logic diagrams, simulations models, test vectors, physical layout, hardware description languages, timing characteristics and netlists.

1.2 "MOSYS INTELLECTUAL PROPERTY" means any and all know-how, technical information, trade secrets, patents and patent applications owned or controlled by MoSys (a partial list of which is attached in Appendix F), which (i) MoSys has the right to License, relating to memory architecture, protocol and circuit implementation, and which (ii) are incorporated in the implementation of the LICENSED PRODUCT by MoSys. The term "MOSYS INTELLECTUAL PROPERTY" does not include any and all know-how, technical information, trade secrets and circuit implementation which is (a) in the public domain, (b) known generally by persons skilled in the art, (c) already in the rightful possession of Licensee or its SUBSIDIARIES, (d) hereafter become available for use without license, (e) owned or controlled by others, including but not limited to which relating to generic DRAM processes, memory cells, capacitor fabrication and memory operations, (f) hereafter becomes rightfully known to Licensee or its SUBSIDIARIES without restriction or (g) subsequently developed independently by employees of Licensee or its SUBSIDIARIES without access to the LICENSED PRODUCT.

* Marked items are omitted pursuant to a request for confidential treatment and filed with the Securities and Exchange Commission.

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1.3 "LICENSED INTEGRATED CIRCUIT" means (i) a single die in whole or in part manufactured utilizing all or any portion of the LICENSED PRODUCT and/or (ii) a single die in whole or in part made up of, incorporating or based upon any portion of a DESIGN.

1.4 "LICENSED PRODUCT" means the data and related documentation of MoSys embedded 1T-SRAM block as set forth in Appendix A and any UPDATES thereto in any form.

1.5 "LICENSED SITE(S)" means the site(s) where Licensee and/or its SUBSIDIARIES are authorized to utilize the LICENSED PRODUCT as set forth in Appendix C.

1.6 "UPDATE(S)" means any error correction or revision to the LICENSED PRODUCT made by or for MoSys, which MoSys provides to Licensee under the maintenance as described in Appendix D. UPDATES shall not include any new or additional features, enhancements, or options which increase the basic functionality of the LICENSED PRODUCT for which MoSys charges a separate or additional fee.

1.7 "NET SALES" means the gross sales amount invoiced or otherwise charged to Licensee's customers for the LICENSED INTEGRATED CIRCUITS in finished and package form, less amounts invoiced for returned goods for which a refund is given. Net sales will also include the deduction for charges including, but not limited to, insurance, handling, duty, freight and taxes.

1.8 "SUBSIDIARY(IES)" means a corporation or other legal entity in which at least a majority of whose voting stock or voting power entitled to vote for the election of directors (or other managing authority) is owned directly or indirectly by Licensee. Such corporation or other legal entity shall be considered as SUBSIDIARIES only so long as such ownership exists.


2. SCOPE OF WORK

2.1 The specifications of the LICENSED PRODUCTS for the Nintendo "Dolphin" project (the "Project") under this Agreement shall be as outlined in Appendix A.

2.2 The development work of the LICENSED PRODUCTS for the Project under this Agreement shall substantially follow the development plans set forth in Appendix B.

2.3 If there occurs a situation under which the terms of this Agreement shall be amended or supplemented, or it is necessary to agree upon additional terms for a project other than the Project, the parties hereto will enter into good faith negotiation for concluding a separate agreement for such amendment or supplement of this Agreement or additional terms.

3. LICENSE GRANT AND RESTRICTED USE


3.1 Subject to the terms and conditions stated herein and the acceptance of the LICENSED PRODUCT, MoSys grants to Licensee and its SUBSIDIARIES a non-transferable, non-


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exclusive, royalty-bearing, world-wide, limited license under MOSYS
INTELLECTUAL PROPERTY to use, have used, reproduce, have reproduced, modify and have modified (to the extent effected by Section 3.2) the LICENSED PRODUCT for the sole purpose of the design of LICENSED INTEGRATED CIRCUITS, and to manufacture, have manufactured, use, have used, sell and otherwise distribute said LICENSED INTEGRATED CIRCUITS. In addition, the Licensee agrees to promptly inform MoSys in writing at the start of each development in which the LICENSED PRODUCT will be embedded in a LICENSED INTEGRATED CIRCUIT for projects other than the Project.

3.2 The modification right granted by MoSys under Section 3.1 above shall be limited to changes of memory organization, size, density, porting to another process and minor functional and timing modifications for enhancing the manufacturability and performance of LICENSED INTEGRATED CIRCUITS and shall only be made by employees of Licensee and its SUBSIDIARIES at the LICENSED SITES. Licensee and its SUBSIDIARIES may use subcontractors in exercising the modification right granted by MoSys under Section 3.1 above with a prior approval of MoSys, which approval shall not be unreasonably withheld.

3.3 None of the LICENSED PRODUCT or portion thereof may be distributed except to third party entities as needed to support the manufacturing of the LICENSED INTEGRATED CIRCUIT. Except as specifically set forth herein, none of the LICENSED PRODUCT may be disclosed to third parties or transferred outside of LICENSED SITE(S).

3.4 Licensee acknowledges and agrees that unauthorized use of the LICENSED PRODUCT which is not expressly authorized by this Section 3 is a breach of a material obligation of this Agreement. In the event that unauthorized use of LICENSED PRODUCT by Licensee, its SUBSIDIARIES, or its/their personnel or third party entities occurs, and MoSys elects not to terminate this Agreement pursuant to Section 10, Licensee shall by virtue of such act(s) be deemed to order and accept a license for and shall pay MoSys the list price and applicable royalties for each such unauthorized use of the LICENSED PRODUCT. These fees shall be MoSys' published list prices and applicable royalties existing on the date such unauthorized use first occurred. Such fees and applicable royalties shall be due no later than thirty (30) days following mutual agreement of the parties with respect to such unauthorized use.

3.5 Licensee shall mark all catalogues, brochures and other marketing material used for the LICENSED INTEGRATED CIRCUITS with the MoSys trademark and copyright notations that appear on or in the LICENSED PRODUCT. As for the LICENSED INTEGRATED CIRCUITS for the Project, Licensee shall visibly mark each LICENSED INTEGRATED CIRCUIT with said MoSys copyright notation, providing it is reasonable and practical to do so but in any event at least to the same extent that Licensee so marks its own copyright notations. However, the parties acknowledge and agrees that, in the event that (i) Nintendo Co., Ltd. requests Licensee not to mark such LICENSED INTEGRATED CIRCUIT with said MoSys copyright notation or that (ii) the marking of said MoSys copyright notation is impossible or reasonably impracticable, Licensee will not be required to mark such LICENSED INTEGRATED CIRCUIT with said MoSys copyright notation under this Section 3.5.


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3.6 MoSys strictly prohibits the use of the LICENSED PRODUCT in a LICENSED
INTEGRATED CIRCUIT that is designed and used primarily as a stand-alone memory integrated circuit.

3.7 The licenses granted under this Section 3 are non-sublicenseable.


     4. SUPPORT CONDITION, SILICON DEBUGGING AND PRODUCT ENGINEERING

4.1 In consideration for the technical support and maintenance fees described in Appendix D, MoSys will provide Licensee with the technical support and maintenance described in Appendix D for the LICENSED PRODUCT after the expiration of the warranty period as set forth in Section 13. Except as expressly specified in this Agreement, such technical support and maintenance is available on an annual basis only, and MoSys reserves the right to change the technical support and maintenance fees upon prior notice for any subsequent annual period.

4.2 The design and verification techniques for the LICENSED PRODUCT used by MoSys depend on the accuracy of models, flows and design tools; some of which are provided by MoSys' licensees and their target foundries. Due to practical limits on the accuracy of these models, flows and design tools, the fabricated silicon behavior may not always agree with that predicted. In these cases, MoSys will assist Licensee in silicon debugging and product engineering provided that Licensee agrees to pay mutually agreed fees to MoSys within thirty (30) days after the receipt of a relevant invoice to be issued by MoSys. Silicon debugging and associated product engineering does not fall under the technical support and maintenance set forth in Section 4.1 above. To the extent MoSys provides any silicon debugging or product engineering, or otherwise provides Licensee or its SUBSIDIARIES with any revisions and/or enhancements to the LICENSED PRODUCT, except as otherwise agreed upon, such revisions and/or enhancements shall be the LICENSED PRODUCT and subject to the terms and conditions of this Agreement.


5. TERM

This Agreement is effective as of the Effective Date and shall remain in full force and effect for a period of five (5) years, unless earlier terminated as provided in this Agreement. Unless earlier terminated as provided in this Agreement, this Agreement will automatically renew at the end of each term for consecutive one (1) year renewal periods, unless either party notifies the other at least sixty (60) days prior to the end of the then current term that it does not desire the Agreement to renew for another year.


6. CHANGES

6.1 Except as otherwise agreed by both parties in writing, all LICENSED PRODUCTS


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provided to Licensee by MoSys during the term of this Agreement will be subject to the terms and conditions of this Agreement.

6.2 Changes to the scope of work either requested by and/or necessitated by Licensee's specifications will be evaluated for both schedule and cost impact. The Licensee will be asked to complete an Engineering Change Order Request Form, an "ECO" and submit it to MoSys for review. If after review by MoSys, it is determined that both the schedule and/or quoted sales prices must change to accommodate the ECO, MoSys will notify the Licensee in writing on our ECO Response Form of any such schedule and/or price changes. Licensee must provide written acceptance or refusal of the new schedule and/or costs within ten (10) working days of Licensee's receipt of such notice. Failure to do so will cause MoSys to proceed with the project as if the "Licensee" ECO Request Form had never been received. Sample ECO Request and ECO Response Forms are attached as Exhibits A and B.


7. COMPENSATION

7.1 Except as expressly provided herein, all payments made by Licensee to MoSys hereunder shall be non-refundable and non-creditable.

7.2 In consideration of the development work of the LICENSED PRODUCT and the rights and licenses granted to Licensee and its SUBSIDIARIES under this Agreement Licensee shall pay to MoSys the amounts as set forth in Appendix E in accordance with the payment schedule as set forth in Appendix E. The foregoing provisions of this Section 7.2 shall not limit the provisions of Section 3.4 above. Each installment of Prepaid Royalties shall be due within thirty (30) days after receipt by Licensee of a relevant invoice to be issued by MoSys after the completion of each milestone as set forth in Appendix E. Prepaid Royalties may be used to offset against future Royalties of any LICENSED PRODUCT for the Project due under this Agreement.

7.3 In consideration of the rights and licenses granted to Licensee and its SUBSIDIARIES under this Agreement, Licensee shall pay to MoSys the running royalty as set forth in Appendix E and expressed as a percentage of the NET SALES of all LICENSED INTEGRATED CIRCUITS sold directly or indirectly by Licensee and/or its SUBSIDIARIES. In the event that LICENSED INTEGRATED CIRCUITS are sold in circumstances in which the selling price is established other than on an arms-length basis or as a portion of a bundled products, the NET SALES for each such integrated circuit shall be calculated based on the volume of such integrated circuit multiplied by the average gross selling price earned by Licensee and/or its SUBSIDIARIES during such quarter on sales of that integrated circuit in finished and packaged form in arms-length sales transactions. If there are no such arms-length sales transactions, then the parties shall use such average gross selling price of integrated circuits in finished and packaged form with similar functionality. It is understood and agreed by the parties that, at most, only one royalty shall be payable with respect to each LICENSED INTEGRATED CIRCUIT. The parties agree that no royalty shall accrue for any LICENSED INTEGRATED CIRCUITS shipped as a replacement for defective LICENSED INTEGRATED CIRCUITS or furnished by


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Licensee and/or its SUBSIDIARIES for small quantity sample shipments without charge to their customers.

7.4 Within thirty (30) days after the expiration of the warranty period described in Section 13, Licensee further shall pay to MoSys the technical support and maintenance fees set forth in Appendix E to cover the initial twelve
(12) month period after the expiration of the warranty period. The technical support and maintenance fees for subsequent twelve (12) month periods under this Agreement shall be due within thirty (30) days after the beginning of each such twelve (12) month period.


8. PAYMENT TERMS AND TAXES

8.1 All invoices will be mailed to Licensee's address specified in Section 20, unless specified otherwise by Licensee.

8.2 Within [*] after the end of each calendar quarter, Licensee shall pay to MoSys the running royalties set forth in Section 7.3 and Appendix E with respect to the LICENSED INTEGRATED CIRCUITS manufactured and sold in such calendar quarter, and shall submit to MoSys with such royalty payment a report stating the number for each LICENSED INTEGRATED CIRCUIT manufactured and sold during such calendar quarter and the applicable running royalties payable hereunder for such calendar quarter; and all reasonably necessary data and supporting calculations used by Licensee and/or its SUBSIDIARIES to compute the running royalties payable by Licensee to MoSys with respect to such calendar quarter.

8.3 Any and all amounts payable hereunder do not include any government taxes (including without limitation sales, use, excise, and value added taxes) or duties imposed by any governmental agency that are applicable to the export, import, or purchase of the Products (other than taxes on the net income of MoSys), and Licensee shall bear all such taxes and duties. When MoSys has a current or subsequent legal obligation to collect and/or pay such taxes, the appropriate amount shall be added to Licensee's invoice and paid by Licensee, unless Licensee provides MoSys with a valid tax exemption certificate authorized by the appropriate taxing authority.

8.4 All payments by Licensee specified hereunder are expressed as net amounts and shall be made free and clear of, and without reduction for, any withholding taxes. Any such taxes which are otherwise imposed on payments to MoSys shall be the sole responsibility of Licensee. If any applicable law requires Licensee to withhold amounts from any payments to MoSys hereunder, (i) Licensee shall effect such withholding, remit such amounts to the appropriate taxing authorities and promptly furnish MoSys with tax receipts evidencing the payments of such amounts, and (ii) the sum payable by Licensee upon which the deduction or withholding is based shall be increased to the extent necessary to ensure that, after such deduction or withholding, MoSys receives and retains, free from liability for such deduction or withholding, a net amount equal to the amount MoSys would have received and retained in the absence of such required


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deduction or withholding. In the event that MoSys receives a reduction in tax due or rebate from any tax authority directly due to the amount withholding tax paid by Licensee, it will reimburse Licensee such amount that it has had reduced or received from the tax authority.

8.5 With respect to LICENSED INTEGRATED CIRCUITS and non-recurring engineering fees, royalties and other amounts which are payable to MoSys under this Agreement, as a material condition to this Agreement, Licensee shall keep complete and accurate books and records, to the extent reasonably necessary for MoSys to ascertain the accuracy of the royalty reports to be furnished hereunder. These books and records shall be retained for a period of three (3) years from the date of the last day of each calendar quarter period, notwithstanding the expiration or termination of this Agreement. As a material condition to this Agreement, Licensee agrees to permit these books and records to be examined by an independent firm, experienced in conducting such an exercise, designated by MoSys and approved by Licensee (such approval shall not be unreasonably withheld), subject to the confidentiality provisions set forth in this Agreement and at a time and place convenient to both parties, but during normal business hours and not more frequently than annually, to verify the accuracy of royalties and other amounts paid to MoSys under this Agreement. Adjustment shall be made by Licensee corresponding to the net amount of any underpayment of any and all royalties and other amounts disclosed by such examination within thirty (30) days after Licensee's receipt of a relevant invoice issued by MoSys therefor. The net amount of any overpayment of any and all royalties and other amounts disclosed by such examination shall be credited by MoSys against subsequent royalties to be paid by Licensee to MoSys. If such an examination reveals an underpayment of more than five percent (5%), then Licensee shall promptly reimburse MoSys for the cost of such examination.

8.6 All payment amounts stated hereunder, and all payments to be made hereunder, shall be in U.S. Dollars and shall be transmitted by telegraphic transfer to MoSys' bank account designated by MoSys in writing in advance. If any currency conversion shall be required in connection with the calculation of amounts payable under this Agreement, such conversion shall be made using the TTS rate for conversion of the foreign currency into U.S. Dollars, published by the Bank of Tokyo-Mitsubishi, Ltd. for the last business day of the calendar quarter to which such payment pertains.


9. EXPORT RESTRICTIONS

This Agreement, the LICENSED PRODUCT(S) and the rights granted hereunder are subject to any and all laws, regulations, orders or other restrictions relative to export, re-export or redistribution of the LICENSED PRODUCT(S) that may now or in the future be imposed by the government of the United States or foreign governments. Licensee agrees to comply with all such applicable laws and regulations.


10. TERMINATION


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10.1 (a) If either party defaults in the performance of any material obligation hereunder and if any such default is not corrected within forty-five (45) days after the defaulting party receives written notice thereof from the non-defaulting party, then the non-defaulting party, at its option, may, in addition to any other remedies it may have, terminate this Agreement. For the purposes of this section, each of Licensee's obligations pursuant to Sections 3, 7 and 8 above and each of MoSys' obligations pursuant to Sections 2,4,13 and 14 and both parties obligations pursuant to Section 16 shall be considered material.

     (b) Either party may terminate this Agreement effective upon receipt of written notice by the other party in the event that the other party becomes the subject of a voluntary or involuntary petition in bankruptcy or any proceeding relating to insolvency, or the assignment for the benefit of creditors, if that petition or proceeding is not dismissed within ninety (90) days after filing.

10.2 Upon any termination or expiration of this Agreement, all licenses and rights granted by MoSys shall terminate, and Licensee shall promptly destroy or deliver to MoSys all materials comprising, incorporating, or using any MOSYS INTELLECTUAL PROPERTY or any LICENSED PRODUCTS, provided, however, that if this Agreement expires or is terminated by Licensee under the terms of Section 10.1, Licensee's license under Section 3.1 shall continue strictly limited to products which Licensee or its SUBSIDIARIES had started in the manufacturing process prior to the effective date of termination and strictly subject to continuing compliance with all the surviving Sections of this Agreement. Licensee shall have no right pursuant to the preceding clause to develop new products. In addition, all amounts due or payable to MoSys as a result of events prior to the date of termination or expiration shall remain due and payable.

10.3 The provisions of Sections 3 (except for Section 3.1), 7.1, 7.3, 8, 9, 10.2, 10.3, 12, 14, 15, 16 (except for Section 16.1), 17, 18, 19, and 21, 22, 23 and 24 shall survive any expiration or termination of this Agreement for any reason.


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11 LICENSEE'S RIGHT TO TERMINATE

In the event of problems arising during acceptance procedures of the LICENSED PRODUCT, both parties shall, in good faith, work to resolve such problems. If such problems can not be resolved, after both parties have used reasonable efforts, the Licensee has the right to terminate this Agreement by written notice. In addition, for the Project only, in the event that Nintendo Co., Ltd. chooses not to use Licensee as the supplier of ASIC integrated circuits for the Project, Licensee has the right to terminate this Agreement before acceptance of the LICENSED PRODUCT by written notice. The termination shall be effective upon receipt by MoSys of such notice. Licensee shall pay MoSys as Licensee's entire liability for such termination, the total costs actually incurred by MoSys after any previous payment up to such termination, plus a reasonable profit. Such total costs and reasonable profit shall be provided by Mosys and approved by Licensee. In no event, however, shall the amount of such total costs and reasonable profit exceed the total amount of pre-paid royalties, less the amount of pre-paid royalties already paid by Licensee to MoSys up to such termination.


12. RIGHT TO DESIGN AND METHODS

12.1 Licensee and MoSys agree that, subject to MoSys's ownership of the LICENSED PRODUCT, Licensee shall retain all of its ownership rights to DESIGNS created through the utilizing of the LICENSED PRODUCT.

12.2 Licensee and MoSys agree that MoSys shall retain all rights to the LICENSED PRODUCT. Licensee agrees that MoSys will have the irrevocable royalty-free right to use in the LICENSED PRODUCT, and any other products offered or distributed by MoSys, any Licensee contribution or voluntarily disclosed information provided to MoSys in the course of Licensee (i) requesting changes or modifications to the LICENSED PRODUCT, (ii) making suggestions for improvements to the LICENSED PRODUCT, or (iii) suggesting how to correct any identified deficiencies in the LICENSED PRODUCT.


                                   13 WARRANTY

13.1 MoSys warrants that the deliverables furnished hereunder shall substantially conform to the applicable specifications, drawings and other technical requirements.

13.2 The warranty under Section 13.1 above shall run for a period of ninety (90) days from the date of acceptance by Licensee of the deliverables and shall be in addition to any other rights or remedies available to Licensee.

13.3 Licensee shall have the right at any time during the period of this warranty, and irrespective of prior acceptances, to reject any deliverables not conforming to the above warranty


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and require that MoSys, at its expense, correct or replace, at Licensee's option, such deliverables with conforming deliverables.

13.4 With respect to any defect of the deliverables not covered by the warranty provided for in this Section 13, MoSys agrees, upon Licensee's request, to correct or repair such defect at a mutually agreed fee to be paid by Licensee to MoSys.

13.5 MoSys warrants that MoSys is a corporation duly organized, validly existing and in good standing under the laws of the state of California. MoSys has full capacity, power and authority to enter into this Agreement and to carry out the transactions contemplated by this Agreement. This Agreement has been duly authorized, executed and delivered by MoSys and is a legal, valid and binding agreement enforceable in accordance with its terms.

13.6 MoSys warrants that MoSys owns all rights, title and interest in and to all MOSYS INTELLECTUAL PROPERTY to be furnished or licensed to Licensee and its SUBSIDIARIES. With respect to those owned by licensors of MoSys, if any, MoSys has the right to sublicense to Licensee and its SUBSIDIARIES.

13.7 MoSys warrants that the execution, delivery and performance of this Agreement by MoSys shall not (i) result in the breach of, or constitute a default under, any contract or other instrument or obligation applicable to MoSys, (ii) result in the breach of any of the terms or conditions of, or constitute a default under, the charter, bylaws or other governing instruments of MoSys, or (iii) violate any order, writ, injunction, decree, or any statute, rule or regulation applicable to MoSys.


14.   INTELLECTUAL PROPERTY OWNERSHIP AND INDEMNIFICATION

14.1 MoSys shall own all rights, title interest in the LICENSED PRODUCT licensed under this Agreement including any and all upgrades, enhancements and improvements thereto made by MoSys. MoSys will also retain all patent rights, trademarks, trade secrets, copyrights, mask work rights and all other proprietary rights therein or relating thereto. Except for the licenses granted in Section 3, no other grants of licenses or rights to Licensee and its SUBSIDIARIES shall be implied from the provisions stated herein.

14.2 MoSys represents and warrants as of the Effective Date:
     (a) to the best of MoSys' knowledge, it is the originator and/or rightful owner of the product(s), information and documentation provided to Licensee pursuant to the terms of this Agreement (hereinafter collectively "Information"); and
     (b) to the best of MoSys' knowledge, there are no claims pending or threatened against MoSys or any other party, that relate to the Information or the contemplated use of the Information under this Agreement.

14.3 Except as expressly provided herein, MoSys disclaims and shall have no obligation of defense, contribution, or indemnity with respect to any actual or alleged intellectual property


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infringement with respect to the Information provided or otherwise arising out of this Agreement. MoSys shall have no liability arising out of any such actual or alleged intellectual property infringement. Licensee, however, will use its reasonable efforts to notify MoSys, in writing, of each such infringement claim of which Licensee becomes aware, and Licensee shall cooperate with MoSys if MoSys desires to intervene in any such infringement action against Licensee.

14.4 In the event of any claim by a third party of infringement of its intellectual property rights by the Licensee and/or its SUBSIDIARIES where such claim (i) is caused substantially by the unmodified LICENSED PRODUCT and, (ii) is not associated with standard DRAM operations, processes, design or manufacturing then MoSys agrees to use reasonable efforts at MoSys' expense to provide assistance, including appropriate documentation, to Licensee, in its defense against such claim under this provision. If pursuant to such a claim Licensee and/or its SUBSIDIARIES is prohibited from using the LICENSED PRODUCTS, MoSys agrees to use reasonable efforts to modify the LICENSED PRODUCTS to avoid the infringement.

14.5 The foregoing states MoSys' sole obligations and entire liability with respect to any claimed infringement of the LICENSED PRODUCT(S) of any intellectual property or other rights of any third party.


15. LIMITATION OF LIABILITY

IN NO EVENT WILL MOSYS' LIABILITY ARISING OUT OF THIS AGREEMENT EXCEED THE FEES AND ROYALTIES RECEIVED BY MOSYS' HEREUNDER. EXCEPT FOR INFRINGEMENT OF THE OTHER PARTY'S INTELLECTUAL PROPERTY RIGHTS, IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY SPECIAL, CONSEQUENTIAL, INDIRECT OR INCIDENTAL DAMAGES, HOWEVER CAUSED, ON ANY THEORY OF LIABILITY AND WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, ARISING OUT OF THIS AGREEMENT OR THE DESIGNS, TECHNOLOGY OR PRODUCT LICENSED OR OTHERWISE PROVIDED PURSUANT TO THIS AGREEMENT.


16. PUBLICITY; CONFIDENTIALITY

16.1 Both parties agree to cooperate in good faith announcements and disclosures after the execution of this Agreement that includes (a) Licensee is a customer of MoSys, and (b) MoSys has provided the LICENSED PRODUCT to Licensee and that the LICENSED PRODUCT was used in the development of the LICENSED INTEGRATED CIRCUIT, and (c) a product description of the LICENSED PRODUCT as contained in MoSys' standard product literature. Neither party shall announce or publicly disclose any other terms or conditions of this Agreement without a prior written approval from the other party. An initial public announcement plan and contents are attached in Appendix G.


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16.2 The parties acknowledge that by reason of their relationship to each other hereunder, each party may have access to the other party's Confidential Information. For the purposes of this Section 16, the term "Confidential Information" shall mean any and all information and materials which are provided by one party to the other party (i) in written or other tangible form clearly marked with a legend identifying it as "Confidential" or "Proprietary" or (ii) in oral or visual form identified as "Confidential" or "Proprietary" at the time of such oral or visual disclosure and within thirty (30) days following such oral or visual disclosure the summary of which is provided to the other party in written or other tangible form marked with such legend. Each party agrees that except as may otherwise be stated herein, it shall not use, except to perform its obligations and/or to exercise its rights and licenses specified under this Agreement, nor disclose to any third party (except to Nintendo Co., Ltd., ArtX, Inc. and independent contractors and affiliates (including SUBSIDIARIES) who are under an obligation of confidentiality, and subject to the other terms and conditions of this Agreement), any such Confidential Information revealed to it by the other party. Each party shall take reasonable precautions to protect the confidentiality of such information, which in any event will be no less than what it takes with respect to its own similar confidential information.

16.3 Information shall not be deemed Confidential Information hereunder if such information: (i) is known to the recipient at the time of disclosure; (ii) hereafter becomes rightfully known (independently of disclosure by the disclosing party) to the recipient directly or indirectly from a third party without such third party imposing an obligation of confidentiality on the disclosing party; (iii) becomes publicly available or otherwise ceases to be secret or confidential, except through a breach of this Agreement by the recipient; (iv) was independently developed by the recipient without access to the disclosing party's Confidential Information; (v) is required to be disclosed pursuant to any statutory or regulatory authority, provided the disclosing party is given prompt notice of such requirement and the scope of such disclosure is limited to the extent possible; (vi) is required to be disclosed by a court order, provided the disclosing party is given prompt notice of such order and provided the opportunity to contest it, and/or is reasonably necessary to disclose in order to enforce this Agreement; or (vii) is residual information in the minds of employees having had access to Confidential Information (provided not deliberately memorized) after a period of five years.

Notwithstanding any of the foregoing, Licensee agrees not to disclose any Confidential Information of Licensee to MoSys unless MoSys requests disclosure of such information in writing.

16.4 As to each item of Confidential Information, the provisions of this Section will continue for three (3) years following first receipt of such information, except for the LICENSED PRODUCT, for which the provisions of this Section will continue for five (5) years following any termination or expiration of this Agreement.


17. GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to the conflict of laws provisions thereof.


                              18 DISPUTE SETTLEMENT

18.1 In the event of any dispute, controversy or difference which may arise between the parties hereto out of or in connection with or in relation to this Agreement, or the breach thereof, the parties hereto shall in the first instance do their utmost to settle such dispute, controversy or difference amicably.

18.2 Where the parties hereto fail to settle such dispute, controversy or difference amicably within ten (10) working days of the written notice of its existence given by either party to the other party, then the dispute, controversy or difference shall be finally settled by arbitration in Santa Clara, California, U.S.A. in accordance with the Rules of Conciliation and Arbitration of the International Chamber of Commerce. The award of arbitration shall be final and binding upon the parties hereto and shall not be subject to appeal to any court, and may be entered into the court of competent jurisdiction for its execution forthwith.


19. ASSIGNMENT

Neither this Agreement nor any rights or obligations hereunder, in whole or in part, shall be assignable or otherwise transferable by either party without the prior written approval of the other party. Any unauthorized attempt by either party to assign or transfer this Agreement or any rights or obligations hereunder shall be null and void. Subject to the foregoing, this Agreement will be binding upon and inure to the benefits of the parties hereto, their successors and assigns.


20. NOTICE

Any notices required to be given pursuant to this Agreement shall be in writing, sent via certified mail, return receipt requested, express overnight courier, or by facsimile (a confirmed copy of which to be sent promptly by mail to addressee) to the address of MoSys or Licensee as set forth below or to such other address as may be specified from time to time by notice in writing, and such notice shall be deemed to have been received on the earlier of (a) the date when actually received or (b) if by facsimile, when the sending party shall have received a facsimile, when the sending party shall have received a facsimile confirmation that the message has been received by the receiving party's facsimile machine.


If to MoSys:   MoSys, Inc.
               1020 Stewart Drive
               Sunnyvale, CA 94086, U.S.A.
               Attn:  Chief Financial Officer

               Telephone: +1 (408) 731-1800
               Facsimile: +1 (408) 731-1893

               If to Licensee: NEC Corporation
               1753, Shimonumabe,
               Nakahara-ku, Tokyo 108-8422, Japan
               Attn:  Mr. Eikichi Wakamatsu
               Telephone: +81 (44) 435-1490
               Facsimile: +81 (44) 435-1887


21. SEVERABILITY AND WAIVER

21.1 The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions of this Agreement and shall be construed in all respects as if such invalid or unenforceable provisions were omitted.

21.2 The waiver by either party of any default or breach of this Agreement shall not constitute a waiver of any other subsequent default or breach.

21.3 Failure or delay by either party in exercising any right or power hereunder shall not operate as a waiver of such right or power.


22. INHERENTLY DANGEROUS APPLICATIONS

The LICENSED PRODUCT is not specifically developed or licensed for use in the planning, construction, maintenance, operation or other use of any nuclear facility, or for the flight, navigation or communication of aircraft or ground support equipment, or for military use, medical use or in any other inherently dangerous activity. Licensee agrees that MoSys shall not be liable for any claims, losses, costs or liabilities arising from such use if Licensee, its SUBSIDIARIES, or its/their distributors or customers use the LICENSED PRODUCT for such applications. Licensee agrees to indemnify and hold MoSys harmless from any claims, losses, costs, and liabilities arising out of or in connection with the use of the LICENSED PRODUCT or LICENSED INTEGRATED CIRCUITS in any such applications.


23. ATTORNEYS FEES

The prevailing party in any action to enforce the terms of this Agreement shall be entitled to reasonable attorney's fees and other costs and expenses incurred by it in connection with such action.


24. MISCELLANEOUS TERMS

24.1 The relationship of the parties hereto is that of independent contractors, and neither party is an employee, agent, partner or joint venturer of the other.

24.2 Neither party shall have liability for its failure to perform its obligations hereunder when due to circumstances beyond its reasonable control.

24.3 If Licensee and/or its SUBSIDIARIES distribute the LICENSED INTEGRATED CIRCUIT, as authorized herein, to an agency, department, or other entity of the United States Government ("Government"), the Government's use, reproduction, release, modification, disclosure or transfer of the LICENSED PRODUCT, or of any related documentation of any kind, including technical data, is restricted in accordance with Federal Acquisition Regulation ("FAR") 12.212 for civilian agencies and Defense Federal Acquisition Regulation Supplement ("DFARS";)
227.7202 for military agencies. The LICENSED PRODUCT is intended for commercial use. The use of the LICENSED PRODUCT by any Government agency, department, or other entity of the Government, is further restricted in accordance with the terms of this Agreement, or any modification hereto. Licensee will affix the following legend before delivery to the Government of each of the Models and User Documentation and/or Physical Views to be delivered to the Government:

Use, duplication, reproduction, release, modification, disclosure or transfer of this commercial product and accompanying documentation, is restricted in accordance with FAR 12.212 and DFARS 227.7202, and by a license agreement. Contractor/manufacturer is: MoSys, Inc., 1020 Stewart Drive, Sunnyvale, California 94086 U.S.A.

BOTH PARTIES ACKNOWLEDGE THAT THIS AGREEMENT INCLUDING THE EXHIBITS AND APPENDICES ATTACHED HERETO IS THE COMPLETE AND EXCLUSIVE STATEMENT OF THE MUTUAL UNDERSTANDING OF THE PARTIES AND SUPERSEDES AND CANCELS ALL CONFLICTING TERMS AND CONDITIONS AND ALL PREVIOUS AND CONTEMPORANEOUS WRITTEN AND ORAL AGREEMENTS AND COMMUNICATIONS RELATING TO THE SUBJECT MATTER HEREOF. THIS AGREEMENT MAY NOT BE MODIFIED, SUPPLEMENTED, QUALIFIED, OR INTERPRETED BY ANY TRADE USAGE OR PRIOR COURSE OF DEALING NOT MADE A PART OF THIS AGREEMENT BY ITS EXPRESS TERMS. THIS AGREEMENT MAY NOT BE MODIFIED OR AMENDED EXCEPT IN WRITING AND EXECUTED BY DULY AUTHORIZED REPRESENTATIVES OF BOTH PARTIES.

BOTH PARTIES ACKNOWLEDGE THAT THEY HAVE READ THIS AGREEMENT, UNDERSTAND IT AND AGREE TO BE BOUND BY ITS TERMS AND CONDITIONS AS EVIDENCED BY THEIR SIGNATURES BELOW.


MOSYS, INC.                                 NEC CORPORATION


By:                                         By:
   ------------------------------------     ------------------------------------
  Signature of an Officer of                Signature of an Authorized
  the Corporation                           Representative


By:     Dr. Fu-Chieh Hsu                    By:
---------------------------------------     ------------------------------------
Printed Name of the Signing Officer         Printed Name of the Signing
                                            Authorized Representative

Title:  Chief Executive Officer             Title:
---------------------------------------     ------------------------------------


Date:    January 29, 1999                   Date:
---------------------------------------     ------------------------------------

                                    EXHIBIT A


                            ENGINEERING CHANGE ORDER

                               (ECO) REQUEST FORM


--------------------------------------------------------------------------------
Customer:                                            Date:

--------------------------------------------------------------------------------
Requestor:                                           Phone:

--------------------------------------------------------------------------------
E-mail Address:                                      Fax:

--------------------------------------------------------------------------------
Project:

This Engineering Change Order Form (ECO) is to be used as an official notification to MoSys of any changes in design or specification made to a project. Once this form has been received, MoSys will evaluate the schedule and cost impacts of these changes and inform you of the results.

Description of Requested Change:






Requestor's Signature:                                        Date:


---------------------------------------                       ------------------


Engineering Manager's Approval:                               Date:


---------------------------------------                       ------------------

                                    EXHIBIT B

                            ENGINEERING CHANGE ORDER

                               (ECO) RESPONSE FORM




--------------------------------------------------------------------------------
Customer:                                      Date:


--------------------------------------------------------------------------------
Requestor:                                     Phone:


--------------------------------------------------------------------------------
E-mail Address:                                Fax:


--------------------------------------------------------------------------------
Project:


MoSys has evaluated your attached ECO request, its impact on your schedule and any additional charges associated with the request. This evaluation is described below:

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

In summary, this change will:

[_] Add ______ working days to the schedule    [_] Will not impact the schedule


[_] Require an increase/decrease in the cost   [_] Will not require any addition
      of your project of $____________             charges

Please sign this form to acknowledge that you understand the impact of your requested changes.  Signing the Refusal indicates that you DO NOT authorize

MoSys to proceed with the requested change(s). Signing the Acceptance authorizes

MoSys to proceed with these changes. If additional costs are indicated, then the buyer's signature is required. This form must be signed and returned to MoSys by

-------------------.



Requestor's REFUSAL:                                 Date:



-----------------------------------------------      -------------------------

Requestor's ACCEPTANCE:                              Date:



-----------------------------------------------      -------------------------

Buyer's Approval:                                    Date:



-----------------------------------------------      -------------------------

LICENSE AGREEMENT


         APPENDIX A

[*] SPECIFICATIONS OF LICENSED PRODUCTS

LICENSE AGREEMENT


         APPENDIX B

         DEVELOPMENT OF THE LICENSED PRODUCT FOR THE PROJECT

1.       DEVELOPMENT

                  1.1 MoSys shall perform the development work ("WORK") of the LICENSED PRODUCT for the Project conforming to the specifications as outlined in Appendix A (which may be revised by mutual agreement between the parties) in accordance with the following development schedule and responsibilities.

                  1.2 MoSys agrees that it will faithfully comply with all reasonable instructions and requests of Licensee in connection with the performance of the WORK hereunder. Licensee shall provide to MoSys at the start of the development, detailed process design rules, process, device, parasitic and other relevant parameters and procedures and all guidelines, including, but not limited to, design, simulation and layout, that Licensee shall use in accordance with its Acceptance criteria and procedures.

2.       DELIVERY

                  2.1 MoSys shall complete and deliver the following deliverables to Licensee in accordance with the following development schedule, which may be revised by mutual agreement between the parties.

                  2.2 Except as specified explicitly below, all the delivery of the MoSys deliverables shall be made at the mutually agreed place of delivery.


3.       ACCEPTANCE

                  3.1 Acceptance of the WORK shall be in accordance with the applicable requirements of this Agreement. Upon each delivery to the Licensee of the MoSys deliverables, Licensee shall conduct acceptance procedures and shall, within one (1) week of said delivery either accept the same or notify MoSys of those particulars in which the deliverables do not meet the requirements of this Agreement. If no notification of rejection is received by MoSys within two (2) weeks of delivery of the deliverables, such deliverables shall be deemed accepted by Licensee on the expiration date of said two (2) week period. Upon remedy of particulars in which the deliverables do not meet the requirements of this Agreement, the MoSys deliverables shall be accepted by Licensee.

                  3.2 Remedy of any particulars referred to in Section 3.1 of this Appendix B shall be accomplished by MoSys at its own expense within a time period to be mutually agreed by the parties. If MoSys fails to remedy any such particular within such period of time, Licensee may elect to have such remedy effected through other means, in which event MoSys shall pay the reasonable costs of so remedying such particular.


4.       TARGET SCHEDULE, DELIVERABLES & RESPONSIBILITIES


DEVELOPMENT SCHEDULE

--------- -------------------- ------------------------------------------------------------------------------
No.       Target Date*         WORK
--------- -------------------- ------------------------------------------------------------------------------
1         T                    Signing of Agreement and receipt by MoSys of process design rules & models.
--------- -------------------- ------------------------------------------------------------------------------
2         T + 1 Month          Mutually Agreed Specification
--------- -------------------- ------------------------------------------------------------------------------
3         T + 3 Months         Design and Simulation Review at MoSys
--------- -------------------- ------------------------------------------------------------------------------
4         T + 3.5 Months       MoSys Testchip tapeout and layout review
                               MOSYS DELIVERABLES: GDS2 for Frame-Buffer Core, Verilog simulation model,
                               Synopsys timing model
--------- -------------------- ------------------------------------------------------------------------------
5         T + 4 Months         Licensee Testchip tapeout and review
--------- -------------------- ------------------------------------------------------------------------------
6         T + 7 Months         Licensee Testchip samples available
--------- -------------------- ------------------------------------------------------------------------------
7         T + 8 Months         MoSys Testchip evaluation Review & Frame Buffer Revision Tapeout
--------- -------------------- ------------------------------------------------------------------------------
8         T + 8 Months         Texture Buffer Core Design Review at MoSys
--------- -------------------- ------------------------------------------------------------------------------
9         T + 9 Months         MoSys final Frame-Buffer Core delivery and Review
                               MOSYS DELIVERABLES: GDS2 for Frame-Buffer Core, Verilog simulation model,
                               Synopsys timing model
--------- -------------------- ------------------------------------------------------------------------------
10        T + 9 Months         MoSys Texture Buffer core Delivery and Review
                               MOSYS DELIVERABLES: GDS2 for Texture-Buffer Core, Verilog simulation model,
                               Synopsys timing model
--------- -------------------- ------------------------------------------------------------------------------
11        T + 10 Months        Licensee full chip tapeout and review
--------- -------------------- ------------------------------------------------------------------------------
12        T + 12 Months        Licensee full chip samples available
--------- -------------------- ------------------------------------------------------------------------------

* "T" represents the date of signing of this Agreement.

LICENSE AGREEMENT


         APPENDIX C

                                LICENSED SITE(S)


                     a._______________________________________

                     b._______________________________________

                     c._______________________________________

                     d._______________________________________

LICENSE AGREEMENT


         APPENDIX D

                        TECHNICAL SUPPORT AND MAINTENANCE


                                  TO BE AGREED.

LICENSE AGREEMENT

                                   APPENDIX E

         NON-RECURRING ENGINEERING FEES, ROYALTIES AND TECHNICAL SUPPORT AND MAINTENANCE FEES


I.   Nintendo products

A.   Prepaid Royalties
         [*] per LICENSED PRODUCT core designed. Payment of prepaid royalty to be as follows:

                           Start of design                    50%
                           MoSys Tape Out                     25%
                           Acceptance                         25%

         Up to two (2) Prepaid Royalties payments may be used to offset any Nintendo product Royalties due under this License Agreement. In addition, the Non-Recurring Engineering charges (NRE) for any core designs beyond the first two (2) to be mutually agreed before the start of the design.


B.  Royalties
         Licensee further shall pay to MoSys the following running royalties:

         Shipments of LICENSED PRODUCT            Royalty
         First [*]                           [*] of Licensee's and/or its
                                             SUBSIDIARIES net sales generated by
                                             the sale of LICENSED INTEGRATED
                                             CIRCUITS
         All unit shipments thereafter       [*] of Licensee's and/or its
                                             SUBSIDIARIES net sales generated by
                                             the sale of LICENSED INTEGRATED
                                             CIRCUITS

         Royalties due under this provision may be offset by any unamortized Prepaid Royalty payments.



II.      Non-Nintendo products

A.       Non-recurring Engineering Charges (NRE)

         The Non-Recurring Engineering charges (NRE) for any core designs to be mutually agreed before the start of the design.

B.       Royalties
         Licensee further shall pay to MoSys the following running royalties:

         Shipments of LICENSED PRODUCT               Royalty

         All unit shipments                  [*] of Licensee's and/or its
                                             SUBSIDIARIES net sales generated by
                                             the sale of LICENSED INTEGRATED
                                             CIRCUITS
         No royalties due under this provision may be offset by any unamortized Prepaid Royalty payments.


III.     Technical Support and Maintenance Fees on LICENSED PRODUCTS

         The level of support and maintenance and the annual support fees to be agreed between the parties.

LICENSE AGREEMENT

                                   APPENDIX F

                    MOSYS' PATENTS and PATENT APPLICATIONS


This License may contain all or portions the following U.S. patents owned by
MoSys:

         MoSys' Patent numbers 5,265,047, 5,498,886, 5,498,990, 5,511,020,
5,576,554, 5,592,632, 5,613,077, 5,615,169, 5,655,113, 5,666,480, 5,703,827,
5,708,624, 5,729,152, 5,737,587, 5,784,705, 5,787,267, 5,790,138, 5,805,509,
5,831,467, 5,843,799 and 5,829,026


This License may contain all or portions the following patents applications filed by MoSys:

MoSys' Patent Application numbers [*].

LICENSE AGREEMENT

                                   APPENDIX G

                        PUBLIC ANNOUNCEMENTS AND CONTENTS


1. Upon execution of this Agreement, both parties agree to cooperate in good faith the joint public announcement of the existence of licensing and joint venture relationship between MoSys and Licensee including the following contents:

         "Licensee and MoSys announce the licensing of MoSys' advanced 1T-SRAM(TM) embedded memory technology to be ported to Licensee's future advanced products incorporating high performance, high density embedded memory blocks."

         "Licensee has evaluated MoSys' 1T-SRAM(TM) embedded memory technology and selected MoSys for its unique performance, density and power capabilities not available from other technologies."

         "The detailed specifications and capabilities of MoSys 1T-SRAM(TM) embedded memory blocks and the Licensee's product incorporating such memory blocks will be announced at a later time."

2. Upon the completion of the development work of the LICENSED PRODUCT, both parties agree to cooperate in good faith in the joint public announcement of the LICENSED PRODUCT and the LICENSED INTEGRATED CIRCUIT.